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Exhibit 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

July 25, 2026

Brijesh Krishnaswamy
[***]

Re: At-Will Employment Offer

Dear Brijesh,
Beyond Meat, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. This offer is for the Beyond Meat Chief Operating Officer (COO) role and starts on a part-time basis beginning August 24, 2026 (“Start Date”) and a full-time basis beginning September 30, 2026 (the “Commencement Date”). This is an in-office position based in El Segundo, California. You will report to Ethan Brown, the Company’s President and Chief Executive Officer. From the Start Date through September 29, 2026, you will be employed on a part-time basis, with an anticipated work schedule of up to eight (8) hours per week. It is expected that, conditioned upon your continued employment, your status will change to full-time employee beginning on the Commencement Date. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that prohibit you from performing your duties with the Company.
2.Compensation and Employee Benefits.
(a)Compensation. For the period of your part-time employment, your base salary will be in the gross amount of $110,000.00 per year, payable on the Company’s regular payroll dates. This is an exempt position and you are ineligible for overtime. Conditioned upon your continued employment and your conversion to full-time employment, your base salary will be increased to $550,000.00 per year beginning on the Commencement Date.
(b)Annual Discretionary Bonus. You will be eligible to earn an annual discretionary bonus each fiscal year of the Company that you are employed by the Company. Your annual bonus target for the fiscal year will be 60% of your base salary and will be prorated for fiscal year 2026 based on the Commencement Date. This bonus is subject to Company performance objectives, as well as any other factors/objectives that the Company chooses to use to determine an annual discretionary bonus amount. If earned, it will be paid out based on the Company’s payout methodology. You must also be employed by the Company at the time of payment in order to earn and receive an annual discretionary bonus. The Company will determine in its sole and absolute discretion whether you have earned an annual bonus, including whether any applicable performance objectives and/or other factors/objectives have been met and the amount of the bonus, if any. Any annual discretionary bonus is not guaranteed, and you have no expectation of receiving an annual discretionary bonus.

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(c)Severance. You will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.
(d)Benefits. As a regular employee of the Company, you will be eligible for Company-sponsored benefits, which may include healthcare and retirement. Specific details of your benefits are described in the employee benefit summary enclosed with this letter.
(e)Paid Time Off (PTO), Sick Time and Holidays. For each calendar year, you will accrue up to 20 days of Paid Time Off and up to 5 days of Sick Time (or more if required by applicable law), in addition to all Company holidays, in line with the Company’s policies on Paid Time Off and Sick Time. Please refer to these policies for full details.
(f)Annual Review. From time-to-time, the Human Capital Management and Compensation Committee of the Board of Directors (the “Compensation Committee”) may review your compensation as it deems necessary.
(g)Initial Equity Award. Subject to the approval of the Compensation Committee, you will be granted one or more equity awards under the Company’s 2026 Employment Inducement Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”) with an aggregate value of $1,200,000.00. The specific equity vehicle or mix of vehicles, the valuation methodology, and the vesting terms will be determined by the Compensation Committee in its sole discretion at the time of grant. The equity awards are being granted as a material inducement to your commencement of employment with the Company. If approved by the Compensation Committee, the equity awards will be granted the next time the Compensation Committee approves equity awards pursuant to the Company’s equity plans following the Commencement Date.
(h)Additional Equity Awards. If approved by the Compensation Committee, you will be eligible to receive additional equity awards granted at the same time each calendar year that the Compensation Committee approves annual refresh equity awards pursuant to the Company’s equity plans for other similarly situated employees of the Company, provided you remain continuously employed by the Company through such date.
3.Business Expenses and Allowances.
(a)General. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
(b)Relocation Allowance. In order to assist you to move yourself and your household to the greater Los Angeles metropolitan area on or before December 1, 2026, the Company will arrange to reimburse you for any of the following relocation related expenses that are incurred in connection with your move, up to an aggregate amount of $100,000.00 of such expenses (all such payments, the “Relocation Payments”):
•Final Trip: One-way travel costs from current residence to Los Angeles for the Employee and the Employee's dependents
•Household Goods: Movement of household goods, storage of household goods (if necessary), and/or purchase of household items

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•Temporary Housing: Rent of a temporary, furnished apartment for up to 30 days (if necessary)
•Hotel Nights: Hotel nights at an approved hotel
•Miscellaneous Expenses: Automotive registration, driver license(s) fees, telephone, utilities, cable installations, etc.
•Transfer of Auto: Transfer of one auto; 2nd auto may be added for dependent
•Closing Cost Reimbursement: In connection with your relocation, the Company will reimburse you for reasonable and customary Closing Costs (as defined below) actually incurred in connection with the sale of your primary residence located at [***] (the “Residence”). To be eligible for reimbursement, the Residence must be sold, and the sale must close within twelve (12) months following the Commencement Date, unless the Company, in its sole discretion, agrees in writing to extend this deadline. For purposes of this section, “Closing Costs” means reasonable and customary expenses directly related to the sale of the Residence, including: (i) real estate broker commissions; (ii) title insurance premiums; (iii) escrow fees; (iv) recording fees; (v) transfer taxes; and (vi) reasonable attorneys’ fees, if any, directly associated with the sale. Reimbursement will be made following the closing of the sale upon your submission of reasonable documentation evidencing the Closing Costs and proof of payment.
The Closing Cost Reimbursement, together with all other relocation-related expenses reimbursed by the Company under this Agreement, shall not exceed an aggregate maximum of $100,000.00 (the “Relocation Cap”). Any relocation-related costs incurred by the employee in excess of the Relocation Cap shall be the sole responsibility of the Employee.
The Relocation Payments shall be made to you, in each case, as applicable, subject to your timely submission of appropriate receipts and subject to all applicable tax withholding and other required deductions. The Company further agrees to pay you an additional payment or payments equal to the tax withholding due to the Relocation Payments, as well as all tax withholding due on such additional payment or payments, such that the Relocation Payments will be tax neutral to you.
(c)Section 409A. For the avoidance of doubt and notwithstanding anything stated in this offer letter to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this offer letter or otherwise constitute deferred compensation under Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect, any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred (or, if earlier, the time required by the Company’s generally applicable policies), (ii) will not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit.
4.Background and Reference Check. Like all Company employees, your employment offer and continued employment are contingent upon clearance of a background check to the Company’s satisfaction. As a condition of your employment with the Company, you are required to sign the Company’s background check consent form. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. In addition, the Company reserves the right to a reference check on all its potential employees.

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Your job offer, therefore, may be contingent upon clearance of such a background and/or reference check, if any.
5.Work Authorization. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. You agree to promptly complete the requisite forms.
6.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (CIIAA).
7.Indemnification Agreement. Like all similarly situated Company officers, the Company will enter into the Company’s standard Indemnification Agreement with you. You will also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future for similarly situated Company officers.
8.At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this subject matter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.
9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
10.Duty to Follow Company Policies. You agree to follow and be bound by the Company’s Code of Business Conduct and Ethics and all applicable Company employment policies, practices and procedures that may be in effect during your employment.
11.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
12.Mutual Arbitration Agreement. As a condition of your employment with the Company, you will be required to sign the Company’s Mutual Arbitration Agreement.
13.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state in which you primarily perform work, without giving effect to principles of conflicts of law.

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(b)Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof.
(c)Counterparts. This offer letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement of the terms of the offer letter. Execution of a facsimile, electronic signature, scanned image will have the same force and effect as execution of an original, and a facsimile, electronic signature or scanned image signature is deemed an original and valid signature and the contents of this offer letter may not be challenged on that basis.
(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, the Plan, the Options, the RSUs or any other matter by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate in any Company activity, the Plan or any benefit program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign, date and return this letter to the Company, along with the enclosed Executive Change in Control Severance Agreement, and Confidential Information and Invention Assignment Agreement (CIIAA) on or before July 27, 2026. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join us on August 24, 2026.
Very truly yours,

BEYOND MEAT, INC.
By:    /s/ Ethan Brown
(Signature)

Name: Ethan Brown
Title: President and Chief Executive Officer
Date: 07/26/2026

ACCEPTED AND AGREED:
Brijesh Krishnaswamy
signature}
/s/ Brijesh Krishnaswamy
(Signature)

Date: 07/25/2026